Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Schlumberger Limited and Schlumberger Investment SA of our report dated January 23, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Schlumberger Limited’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 25, 2019